Exhibit 10.12

OPTICAL CABLE CORPORATION

2017 STOCK INCENTIVE PLAN

FY [Year] RESTRICTED STOCK AWARD

(Operational Performance Vesting—Company Financial Based)

GRANTED TO	GRANT DATE	NUMBER OF SHARES GRANTED	PRICE PER SHARE	SOCIAL SECURITY NUMBER
[Name]	[Date]	[Number]	N/A	[xxx-xx-xxxx]

	GRANT NUMBER	VESTING AND RESTRICTION LAPSE SCHEDULE*
RS [xxxx-xx]

Shares granted hereunder will vest, in accordance with and subject in all respects to the provisions of Sections 3, 4, 5, 6 and 7 below, on
[Date] of each year (unless otherwise provided herein) (each such date, a “Vesting Date”), with the first Vesting Date being

[Date] and the last Vesting Date being [Date]

(or as late as [Date], if the provisions of Section 4 are

applicable).

*	Fractional shares shall be carried over to the last vesting period

OPTICAL CABLE CORPORATION and its successors and assigns (the “Company”) hereby grants to [Name] (the “Participant”) effective [Date] (the “Grant Date”), a Restricted Stock Award (the “Award”), pursuant to its 2017 Stock Incentive Plan (approved on March 28, 2017), as amended by the First Amendment to the Optical Cable Corporation 2017 Stock Incentive Plan (approved on March 29, 2022), (together, the “Plan”), a copy of which has been provided to the Participant, covering the above stated number of shares (the “Restricted Shares”) of common stock of the Company (“Common Stock”).

The Chief Executive Officer proposed this Award and recommended its approval to the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), and the Compensation Committee, pursuant to the terms of the Plan, approved the Award to the Participant. [FOR CEO, CFO, this paragraph is replaced with the following: “The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), pursuant to the terms of the Plan, approved this Award to the Participant.”]

The Plan is administered by the Compensation Committee (the “Committee”). Any controversy that arises concerning this Award or the Plan prior to a Change of Control (defined in Section 6(b) below) shall be resolved by the Committee as it deems proper, and any decision of the Committee shall be final and conclusive.

The terms of the Plan are hereby incorporated into this Award by this reference. In the case of any conflict between the Plan and this Award, the terms of the Plan shall control. Capitalized terms not defined in this Award shall have the meaning assigned to such terms in the Plan.

Now, therefore, in consideration of the foregoing and the mutual covenants hereinafter set forth:

1. The Company hereby grants to the Participant an Award covering the Restricted Shares, subject to the terms and conditions of this Award and the Plan.

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2. Unless otherwise determined by the Committee, the Award will vest, and the restrictions applicable to Restricted Shares shall lapse (with the shares no longer subject to the restrictions set forth herein being referred to as “Unrestricted Shares”), in accordance with Sections 3, 4, 5, 6 and 7 below. Except as otherwise provided in the Plan or in Section 7 below or otherwise determined by the Committee, the Participant must be employed by the Company or a subsidiary at all times from the Grant Date through a Vesting Date in order for part of this Award to vest on such Vesting Date, and the restrictions on that portion of the Restricted Shares to lapse.

3. A portion of the Award shall vest on each Vesting Date based on the growth rate percentage (“GPGR”) in the Company’s Gross Profit Dollars (defined below) achieved for each fiscal year of the Company (November 1 to October 31) when compared to the corresponding prior fiscal year of the Company, with the vesting portion of the Award being determined in accordance with the following table and vesting occurring on the next Vesting Date after each fiscal year end and after the financial statements have been properly prepared and finalized:

Performance vesting for fiscal years [Year] through [Year] (twelve months ending October 31):

Gross Profit ($) Growth Rate percentage (GPGR) achieved for each fiscal year of Company compared to the corresponding prior fiscal year of Company (fiscal years ending October 31)	Portion of total Restricted Shares vesting at each Vesting Date immediately following end of each fiscal year of the Company given the GPGR achieved for the related fiscal year (*)
GPGR is [%]	[%]
GPGR is [%]	[%]
GPGR is [%]	[%]
GPGR is [%]	[%]
GPGR is less than [%]	[%]

(*)	Actual vesting for year interpolated based on table above (between points) and extrapolated based on table above if GPGR exceeds [%] for a fiscal year.

“Gross Profit Dollars” for purposes of this Award shall mean consolidated gross profit dollars calculated by taking net sales in dollars and subtracting cost of goods sold in dollars during any year, as determined using generally accepted accounting principles applicable to the United States and as set forth in consolidated annual financial statements of the Company, properly prepared and finalized.

GPGR is calculated by taking the amount of Gross Profit Dollars earned by the Company during the current fiscal year and subtracting the Gross Profit Dollars earned by the Company during the prior fiscal year, and then dividing that amount by the amount of gross profit achieved during the prior fiscal year.

Additionally, after all of the annual vesting calculations are complete and the applicable number of shares vested, if any shares would otherwise be forfeited, a total annual compounded GPGR calculation for the Company will be made for the period fiscal year [Year] through fiscal year [Year] (starting with fiscal year [Year] as the base) to determine the aggregate minimum number of total Restricted Shares that will vest pursuant to this Award, as determined based on the table below:

Cumulative Annual Compounded GPGR of the Company for fiscal year [Year] through fiscal year [Year] (starting with fiscal year [Year] as a base)	MINIMUM percentage of total Restricted Shares to vest irrespective of annual GPGR calculation (**)
GPGR is at least [%]	[%]
GPGR is [%] or less	[%]

(**)	Actual vesting will be interpolated based on table above (between points).

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Participant shall not be entitled to receive more than the total number of Restricted Shares shown as the “Number of Shares Granted” set forth at the top of this document. Any Restricted Shares covered by the Award that have not vested in accordance with Sections 3, 4, 5, 6 and 7 below on or before [Date] shall be irrevocably forfeited.

4. Notwithstanding the vesting calculations in Section 3 of this Award, in the event the portion of total Restricted Shares vesting on a Vesting Date as a result of GPGR achieved for the current fiscal year exceeds [%] pursuant to the first table in Section 3 of this Award, then such portion of total Restricted Shares exceeding [%] for such fiscal year (that would otherwise vest pursuant to Section 3), will vest (i.e., time vest) over the subsequent [Number] Vesting Dates after the Vesting Date related to the current fiscal year (irrespective of future vesting calculations pursuant to Section 3) with an equal number of such Restricted Shares exceeding [%] for such current fiscal year vesting on each such subsequent [Number] Vesting Dates.

5. Unless otherwise determined by the Committee or unless as otherwise provided in Section 7 below, in the event that Participant’s employment with the Company and any subsidiaries terminates before the Award is fully vested and the restrictions on all of the Restricted Shares have lapsed, Participant will, upon the date of Participant’s termination of employment (as reasonably fixed and determined by the Company), forfeit the unvested Restricted Shares and the Company will be the owner of such unvested Restricted Shares and will have the right, without further action by Participant, to transfer such unvested Restricted Shares into its name.

6. (a) If a Change of Control (as defined in Section 6(b) below) occurs while Participant is employed by the Company or any subsidiaries, but before the Award is fully vested and the restrictions applicable to all of the Restricted Shares have lapsed, then on the date upon which the Change of Control occurs, all unvested Restricted Shares (including Restricted Shares vesting in accordance with Section 4 of this Award) will fully vest and restrictions applicable to all such Restricted Shares shall lapse over the remaining Vesting Dates between the occurrence of the Change of Control and [Date], with an equal number of unvested Restricted Shares vesting on each such Vesting Date. [Note: With respect to any individual Award, Committee may alter these provisions including, but not limited to, the period of time over which the restrictions applicable to all such Restricted Shares shall lapse.]

(b) For purposes of this Award, a “Change of Control” occurs if, after the date of this Award: (i) any person, or more than one person acting as a group, acquires beneficial ownership of Company stock that, together with the Company stock already held by such person or group, represents more than 50 percent of the total voting power of the Company stock; provided, however, that if any one person or more than one person acting as a group is considered to own more than 50 percent of the total voting power of the Company stock, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company for purposes of this subsection (i); or (ii) a change in effective control shall occur if a majority of members of the Board is replaced during a twelve-consecutive-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; provided, however, that if any one person or more than one person acting as a group is considered to effectively control the Company for purposes of this subsection (ii), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control for purposes of this subsection (ii). Notwithstanding the foregoing, if the Incentive Award to which this subsection (ii) applies is not subject to Internal Revenue Code of 1986, as amended, section 409A, whether a change in the effective control has occurred for purposes of that Incentive Award shall be determined based on a three-consecutive-year period instead of a twelve-consecutive-month period. For purposes of this Award, a Change of Control occurs on the date on which an event described in Section 6.(b)(i) or 6.(b)(ii) occurs. If a Change of Control occurs on account of a series of transactions or events, the Change of Control occurs on the date of the last of such transactions or events.

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7. (a) If both (i) a “Triggering Termination” (defined in Section 7(b) below) of Participant’s employment occurs and (ii) a Change of Control occurs while Participant is employed by the Company or any subsidiaries (or if a Triggering Termination of Participant’s employment occurs prior to a Change of Control but in pendency of such Change of Control), and both the Triggering Termination and the Change of Control occur before the Award is fully vested and the restrictions applicable to all of the Restricted Shares have lapsed, then the later of the date the Change of Control occurs or the date of the Triggering Termination occurs, will be the Vesting Date with respect to the unvested portion of the Award, and such unvested portion of the Award shall thereupon immediately vest and all restrictions on the remaining Restricted Shares shall lapse.

(b) For purposes of this Award, a “Triggering Termination” occurs if, after the date of this Award, Participant’s employment with the Company and all subsidiaries of the Company is terminated as a result of any of the following: (i) the Company (or subsidiary) terminating Participant’s employment without “Cause” (as defined in Section 7(c) below), or (ii) the Participant terminating his or her employment for “Good Reason” (as defined in Section 7(d) below), or (iii) disability of Participant (in accordance with the Company’s policies at the time of this Award), or (iv) death of Participant. Termination of the Participant’s employment with the Company and all subsidiaries by the Company for Cause or by the Participant without Good Reason is not a Triggering Termination.

(c) For purposes of this Award, “Cause” means: (i) material breach of any employment, confidentiality, nonsolicitation, and/or noncompetition agreement(s) with the Company or subsidiaries by Participant; (ii) Participant's gross negligence in the performance of his or her material duties to the Company or subsidiaries; (iii) Participant’s intentional nonperformance or misperformance of his or her material duties to the Company or subsidiaries; (iv) Participant’s refusal to abide by or comply with the reasonable directives of the President and CEO, which actions continue for a period of at least 10 days after receipt by Participant of written notice of the need to cure or cease; (v) Participant’s failure or refusal to comply with the Company's policies and procedures; (vi) Participant's willful dishonesty, fraud or misconduct with respect to the business or affairs of the Company or subsidiaries, that in the reasonable judgment of the President and CEO adversely affects the Company and/or subsidiaries; or (vii) Participant's conviction of, or a plea of nolo contendere to, a felony or other crime involving moral turpitude. [Note: With respect to any individual Award, Committee may alter these provisions including, but not limited to, using terms included in such individual’s employment agreement.]

(d) For purposes of this Award, “Good Reason” means, without Participant’s express written consent: (i) requiring Participant to maintain his or her principal work location at a location outside of a 50 mile radius of the Company’s facility from which the Participant works as of the Grant Date; (ii) a reduction by the Company of Participant’s base salary; or (iii) failure of the Company to obtain the assumption of obligations of Award by any successor. [Note: With respect to any individual Award, Committee may alter these provisions including, but not limited to, using terms included in such individual’s employment agreement.]

8. Participant will not sell, transfer, pledge, hypothecate or otherwise dispose of any Restricted Shares (or any interest in such shares) prior to the Vesting Date as to which the restrictions applicable to such shares lapse without the prior written consent of the Company.

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9. Prior to a Vesting Date, the Company will, at its option, reflect Participant’s ownership of the Restricted Shares in book-entry form with the Company’s transfer agent or through the issuance of one or more stock certificates. If the Company elects to reflect ownership through the issuance of stock certificates, such certificates will be held in escrow with the Corporate Secretary of the Company in accordance with the provisions of this Award and the Plan. Subject to terms of this Award and the Plan, Participant will have all rights of a shareholder with respect to the Restricted Shares while they are held in escrow or in book-entry form, including, without limitation, the right to vote the Restricted Shares and receive any cash dividends declared on such shares. If, from time to time prior to the date that the Award is fully vested and the restrictions on all of the Restricted Shares have lapsed, there is (i) any stock dividend, stock split or other change in the Restricted Shares, or (ii) any merger or sale of all or substantially all of the assets or other acquisition of the Company, any and all new, substituted or additional securities to which Participant is entitled by reason of his ownership of the Restricted Shares shall be held on his behalf by the Company in book-entry form or through the issuance of one or more stock certificates and held in escrow pursuant to this section until vesting pursuant to the schedule applicable to the underlying Restricted Shares, at which time all restrictions shall lapse.

10. As described in the Plan, in the event of certain corporate transactions or other actions or events, the Committee may take such actions with respect to this Award as it deems appropriate and consistent with the Plan.

11. Participant understands that Participant (and not the Company) is responsible for any tax liability that may arise as a result of the transaction contemplated by this Award. Participant understands that Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”) taxes as ordinary income the difference between the amount paid for the Restricted Shares and the fair market value of the Restricted Shares as of the date the restrictions on such shares lapse. Participant understands that Participant may elect to be taxed at the time of the Award, rather than when the restrictions lapse, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days from the Grant Date.

12. As a condition of accepting this Award, Participant agrees to make arrangements for the payment of withholding of income taxes and employment taxes upon the vesting of the Award and the lapse of restrictions on the Restricted Shares. Until adequate arrangements have been made, certificates representing Unrestricted Shares will not be issued to Participant. Participant may satisfy applicable withholding taxes by any manner permitted by the Plan, subject to the consent of the Committee, including, (i) delivering a sufficient number of shares of already owned Common Stock (which have been owned by Participant for more than six (6) months), and/or (ii) having the Company retain a sufficient number of shares from the distribution to be made to Participant pursuant to this Award.

13. The fact that the Participant has been granted this Award will not affect or qualify the right of the Company or a subsidiary to terminate the Participant’s employment at any time.

14. If any provision of this Award should be deemed void or unenforceable for any reason, it shall be severed from the remainder of the agreement, which shall otherwise remain in full force and effect.

15. The Company may, in its discretion, delay delivery of a certificate required upon vesting of the Award until (i) the admission of such shares to list on any stock exchange (including NASDAQ) on which the Common Stock may then be listed, (ii) the completion of any registration or other qualification of such shares under any state or federal law, ruling, or regulation of any governmental regulatory body that the Company shall, in its sole discretion, determine if necessary or advisable, and (iii) the Company shall have been advised by counsel that it has complied with all applicable legal requirements.

16. Any notice to be given under the terms of this Award shall be addressed to Optical Cable Corporation, to the attention of the Chief Financial Officer, 5290 Concourse Drive, Roanoke, VA 24019, and any notice to be given to Participant or to his or her personal representative shall be addressed to him or her at the address set forth below, or to such other address as either party may, hereafter, designate in writing to the other. Notices shall be deemed to have been duly given if mailed, postage prepaid, addressed as aforesaid.

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17. The Participant may accept this Award, subject to the registration and listing of the shares issueable under the Plan, by signing and returning the enclosed copy of this Award. The Participant’s signature will also evidence his or her agreement to the terms and conditions set forth herein and to which this Award is subject.

18. Along with this Award, the Participant hereby acknowledges receipt of a copy of the Plan and the Prospectus for the Plan. The Participant further acknowledges receipt of a copy of the Company’s Equity Ownership and Retention Policy for Employees, as recommended by the Compensation Committee and as adopted by Board of Directors effective February 15, 2014. Also, if the Participant has previously been granted an award under the Plan, the Participant hereby acknowledges that he or she has received all of the reports, proxy statements and other communications generally distributed to the holders of the Company’s securities since the date(s) of such grant(s) and no later than the times of such distributions.

19. [Note: With respect to any individual Award, Committee may insert various provisions with retention requirements for shares received pursuant to an Award and/or with requirements in connection with the sale of shares received pursuant to an Award, applicable even after such shares are Unrestricted Shares.]   [Note: With respect to any Individual Award, Committee may condition receipt of shares under the Award on other events or conditions.]

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Award to be signed, as of the Grant Date shown above.

OPTICAL CABLE CORPORATION

By:

I hereby acknowledge receipt of this Award, the Plan, and the Prospectus for the Plan, and I agree to conform to all terms and conditions of this Award and the Plan.

Name	Date:

Signature	Address

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